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FOR IMMEDIATE RELEASE

CONTACT:
     Bernard F. Travers, III
     Assistant Secretary and
     Director of Law and Taxation
     (860) 242-0761


               ANDERSEN GROUP COMPLETES SALE OF DENTAL DIVISION



Bloomfield, CT, November 29, 1995 -- Andersen Group, Inc. (NASDAQ: ANDR) (the "Company") announced today that it has completed its previously announced divestiture of the assets, subject to certain liabilities, of its dental division to Phoenix Shannon, p.l.c. of Shannon, County Clare, Ireland, effective at the close of business on November 28, 1995. The Company's subsidiary, The J.M. Ney Company ("Ney") received approximately $15.1 million in cash; a two-year, interest bearing note for $1 million; and 200,000 Phoenix Shannon Ordinary Shares. The consideration is subject to a post-closing adjustment based on the increase or decrease in the division's net assets for the period February 28, 1995 to November 28, 1995.

As part of the Agreement Ney will supply Phoenix Shannon's American subsidiary, Ney Dental International, Inc., with precious metal dental alloys manufactured in accordance with current formulations for a three year period. All division employees were offered employment by Phoenix Shannon.

Andersen President, Francis E. Baker, stated that the sale of the dental division will permit Andersen to complete its previously announced tender offer for its preferred stock, to pay off short term indebtedness, and to make additional funds available for new investment.

Andersen Group is a diversified holding company. Its subsidiaries manufacture precious metal alloys, electronic components and connectors, and industrial ultrasonic cleaners. The Company also has a 19% interest in a video products company.